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                                                                       EXHIBIT 1

                                                 [logo] INSCI
                                                 Enabling the Digital Enterprise
                                                                    NEWS RELEASE

FOR RELEASE MAY 25, 2001 AT 7:30 AM EDT
CONTACT: ALLEN & CARON INC
         Rene Caron or Jill Cieslak (investors)
         rene@allencaron.com or jill@allencaron.com
         (949) 474-4300
         Kari Rinkeviczie (media) kari@allencaron.com
         (630) 428-9946

                     INSCI NAMES HENRY F. NELSON PRESIDENT,
                APPOINTS NEW DIRECTORS AND CHAIRMAN OF THE BOARD

WESTBOROUGH, MA (May 25, 2001) . . . insci-statements.com, Corp. (Nasdaq:INSI), now doing business as INSCI, announced today that it has named veteran software industry financial and operations executive Henry F. Nelson, 43, as President and a Director, effective immediately, replacing Lori R. Frank, 43, who has resigned all her positions with the Company, effective June 8. Frank will be working with the Company during the next two weeks to ensure a smooth transition and be available to consult with the Company after that, if needed.

The Company also announced that Derek W. Dunaway, 31, President and CEO of TechOnLine, Inc. of Bedford, MA has been appointed to the Board and Yaron I. Eitan, 45, who is currently a Director of INSCI, has been named Chairman of the Board, both effective immediately. He replaces Yoav M. Cohen, 43, as Chairman who has resigned from the Board. Eitan is President of Totowa, NJ-based Selway Partners, LLC, which is a technology holding company engaged in building technology-oriented companies and an INSCI shareholder.

Nelson joins INSCI after having spent more than 20 years in public and private companies building revenue, profitability and shareholder value, as well as leading restructurings and turnarounds.

"Hank's extensive experience as a financial and operations executive in a number of software companies and his successful track record in turning companies around and growing sales and profitability makes him well-suited to fill his new role at INSCI," Eitan said. "We are fortunate to have someone with Hank Nelson's background and leadership skills to take over the reins."

"The Board and I would like to thank Lori Frank for her devotion to the task of leading INSCI over the last seven months," Eitan added. "Since we are now seeking a new strategic business combination and pursuing additional financing, Lori felt it was the appropriate time to pass the baton."

Prior to joining INSCI, Nelson has served as an Advisory Board member to two privately held companies, OpenSystems.com of Walpole, MA and PhyWorks located in Norwood, MA, both developers and marketers of technology products. From December 1999 to November 2000, Nelson was Chief Operating Officer of Atlanta, GA-based PracticeWorks, Inc. (AMEX:PRW), which was recently spun off from Ridgefield, CT-based InfoCure Corporation, which is now doing business as VitalWorks (Nasdaq:VWKS).

                                 MORE-MORE-MORE

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INSCI NAMES HENRY F. NELSON PRESIDENT
PAGE 2-2-2

Before that, Nelson was Chief Operating Officer of InterQual Corporation from November 1996 to June 1999, now a business unit of McKessonHBOC. Prior to that he was with Allied-Signal Corporation and he started his career in the Retail Division of General Mills. In addition, during 1999 he was Co-Investor and Director of Norwood, MA-based VitalWorks before it was sold to InfoCure Corporation.

Dunaway became President and CEO of TechOnLine, a provider of e-Learning solutions to the electronics industry, in February of this year and, for one year prior to that, he was Vice President Business Development for Selway Partners. From February 1999 to February 2000, he was Director of Internet Strategy Consulting for Bethesda, MD-based AppNet, Inc. (now merged in to Commerce One, Inc). Dunaway was with Pricewaterhouse Coopers Consulting in Washington D.C. from mid-1996 until February 1999 as a Senior Associate in its Telecommunications and Media Group. In addition, he spent two years as a Senior Financial Analyst with Time Warner, Inc in Los Angeles.

The Company also said that Bahram Yusefzadeh, 55, and Glenn W. Sturm, 48, have resigned from the Board to spend fulltime on their other business and professional interests. The Board now consists of five Directors: Yaron I. Eitan, President of Selway Partners; Derek W. Dunaway President and CEO of Technoline; John A. Lopiano, 61, retired senior executive from Xerox Corp where he served a Senior Vice President and President of the Production Systems Group; Francis X. Murphy, 53, founder and President of Emerging Technology Ventures, Inc; and Henry F. Nelson, President of INSCI.

ABOUT INSCI:
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insci-statements.com, Corp., doing business as INSCI, is a leading-provider of highly scalable digital document repository solutions that provide high-volume document capture, storage and delivery functions via Local and Wide Area Networks or the Internet. Its award-winning products bridge back-office with front-office mission critical and customer-centric applications by web-enabling legacy-generated reports, bills, statements and other documents. The Company has strategic partnerships and relationships with such companies as Bell & Howell, Xerox, Moore and Unisys. For more information about INSCI, visit www.insci.com. For additional investor relations information visit the Allen & Caron Inc web site at www.allencaron.com.

There are statements in this news release that contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include all statements that are not statements of historical fact and relate to the intent, belief, plans or expectations of INSCI (insci-statements.com), their management, and their customers. Words like "plans," "intends," "believes," "signifies," "estimates," "anticipate," "will," "expect," and words of similar meaning are intended to identify forward-looking statements. Actual results may vary significantly from the forward-looking statements as discussed in detail in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year-ended March 31, 2000, and its Quarterly Reports on Form 10-Q for the periods ending June 30, 2000, September 30, 2000 and December 31, 2000. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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